Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3D (333-68894) of CNB Financial Corporation of our report dated January 14, 2004 related to the consolidated balance sheets of CNB Financial Corporation as of December 31, 2003 and 2002 and the related consolidated statements of operation, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2003, which report is included in this Form 10-K.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Cleveland, Ohio

March 12, 2004